Exhibit 5

Snow, Christensen & Martineau P.C.

Salt Lake City • St. George

Allan L. Larson
John E. Gates
Kim R. Wilson
Michael R. Carlston
David G. Williams
Max D. Wheeler
David W. Slaughter
Shawn E. Draney
John R. Lund
Rodney R. Parker
Richard A. Van Wagoner
Andrew M. Morse
Camille N. Johnson
Elizabeth L. Willey
E. Scott Awerkamp
Dennis V. Dahle
Korey D. Rasmussen
Terence L. Rooney
Jill L. Dunyon

David L. Pinkston
Julianne  Blanch
Brian P. Miller
Judith D. Wolferts
Keith A. Call
Kara L. Pettit
Heather S. White
Robert R. Harrison
Robert W. Thompson
Scott H. Martin
Joseph P. Barrett
Trystan B. Smith
Maralyn M. English
Kenneth L. Reich
Bradley R. Blackham
Robert J. Shelby
D. Jason Hawkins
Richard A. Vazquez
David F. Mull
P. Matthew Cox
Derek J. Williams
Tammy B. Georgelas
R. Scott Young
Matthew  W. Starley
Levi J. Clegg

John S. Treu
Christopher W. Droubay
Nathan R. Skeen
Brian A. Mills
Melinda K. Bowen

Of Counsel
Harold G. Christensen
Reed L. Martineau
A. Dennis Norton

Joseph Novak

July 19, 2011

TELKONET, INC.

10200 Innovation Drive., Suite 300

Milwaukee, WI 53226

Re:  Telkonet, Inc. – Form S-8 Registration Statement for Offering of an

Aggregate of 10,000,000 Shares of Common Stock under the Telkonet, Inc.

2010 Stock Option and Incentive Plan

Ladies and Gentlemen:

We have acted as special Utah legal counsel to Telkonet, Inc., a Utah corporation, (the “Company”), in connection with aspects of the registration of Form S-8

(the “Registration Statement”) under the Securities Act of 1933, as amended, of

10,000,000 shares of the Company’s common stock authorized for issuance under the

Company’s 2010 Stock Option and Incentive Plan (the "Plan").

The above referenced shares of Common Stock are hereinafter referred to as the

“Plan Shares.”

In connection with this Opinion Letter, we have examined the documents listed on Schedule A attached hereto (collectively, the "Documents").

We have not made any review or investigation of orders, judgments, rules or other regulations or decrees by which the Company or any of its property may be bound,

nor have we made any investigation as to the existence of actions, suits, investigations or proceedings, if any, pending or threatened against the Company.

This firm, in rendering legal opinions, customarily makes certain assumptions which are described in Schedule B hereto.  In the course of our representation of the

Company in connection with the Registration Statement, nothing has come to our attention which causes us to believe reliance upon any of those assumptions is inappropriate, and the opinion hereafter expressed is based upon those assumptions.  For purposes of those assumptions, the Enumerated Party referred to in Schedule B is the Company.

Our opinion hereafter expressed is limited to the laws of the State of Utah.

We express no legal opinion upon any matter other than as explicitly addressed below, and our express opinion shall not be interpreted to be implied opinions upon any other matter.

1886
2011
10 Exchange Place, 11th Floor, P.O. Box 45000, Salt Lake City, Utah 84145-5000	(801) 521-9000	scmlaw.com	125 Years of Service

TELKONET, INC.

July 19, 2011

Based upon and subject to the foregoing, we are of the following opinion:

The Plan Shares have been duly authorized and, upon exercise or vesting of options duly granted or restricted stock or incentive stock duly awarded under and in accordance with the terms of the Plan, and upon payment of the consideration therefore required by the terms of the Plan, the Plan

Shares which are issued after the filing of the Registration Statement, will be validly issued, fully paid, and non-assessable.

We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company.

Very truly yours,

/s/ Snow, Christensen & Martineau, P.C.

SNOW, CHRISTENSEN & MARTINEAU, P.C.

SCHEDULE A

LIST OF DOCUMENTS

In connection with the Opinion Letter to which this Schedule A is attached, we have reviewed the following Documents.  However, except as otherwise expressly indicated, we have not reviewed any documents, instruments or agreements referred to in or listed upon any of the following documents:

(i)

the Amended and Restated Articles of Organization of the Company, as amended;

(ii)

Bylaws of the Company in effect on September 1, 2010 through the date of the foregoing opinion as certified by Jason Tienor, Chief Executive Officer of the Company;

(iii)

the corporate minutes, written consents, or other records of the Company pertaining to resolutions of the directors and the stockholders of the Company as to the Plan and a certificate of the officers of the Company as to certain resolutions of the directors of the
Company;

(iv)

certificate dated as of a recent date of the Secretary of State of Utah as to the good standing of the Company; and

(v)

the Plan.

(vi)

opinion of Godfrey & Kahn dated June 29, 2011, that the Plan is not subject to
ERISA

SCHEDULE B

SNOW, CHRISTENSEN & MARTINEAU

STANDARD ASSUMPTIONS

In rendering legal opinions in third party transactions, Snow, Christensen & Martineau makes certain customary assumptions described below:

1.

Each natural person executing any of the documents has sufficient legal capacity to enter into such Documents.

2.

Each person other than the Enumerated Party has all requisite power and authority and has taken all necessary corporate or other action to enter into the Documents to which it is a part or by which it is bound, to the extent necessary to make the documents enforceable against
it.

3.

Each person other than the Enumerated Party has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Documents against the Enumerated Party.

4.

Each Document is accurate, complete and authentic, each original is authentic, each copy conforms to an authentic original and all signatures are genuine.

5.

All official public records are accurate, complete and properly indexed and filed.